Exhibit 10.2

FORM OF MASTER LEASE AGREEMENT

by and between

as Lessor

and

O’CHARLEY’S INC.,

as Lessee

Made as of October 17, 2011

Section 17.17.	Other Documents	44
Section 17.18.	Entire Agreement	44
Section 17.19.	Forum Selection; Jurisdiction; Venue; Choice of Law	44
Section 17.20.	Counterparts	44
Section 17.21.	Confidentiality	44

EXHIBIT A	DEFINED TERMS

EXHIBIT B	LEGAL DESCRIPTIONS AND STREET ADDRESSES OF THE PROPERTIES

EXHIBIT C	FORM OF AUTHORIZATION AGREEMENT – PRE-ARRANGED PAYMENTS

EXHIBIT D	STATE-SPECIFIC PROVISIONS

SCHEDULE 1.06	RENTAL ADJUSTMENTS AND ADJUSTMENT DATES

SCHEDULE 8.01	PROHIBITED “GO DARK” PROPERTIES

SCHEDULE 8.02	PROHIBITED USES

FORM OF MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (this “Lease”) is made as of October 17, 2011 (the “Effective Date”), by and between                     , a                      limited liability company (“Lessor”), whose address is                     , and O’CHARLEY’S INC. a Tennessee corporation (“Lessee”), whose address is 3038 Sidco Drive, Nashville, Tennessee 37204. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:

ARTICLE I

BASIC LEASE TERMS

Section 1.01. Properties. The street addresses and legal descriptions of the Properties are set forth on Exhibit B attached hereto.

Section 1.02. Initial Term Expiration Date. October 31, 2031.

Section 1.03. Extension Options. Four (4) extensions of five (5) years each, as described in Section 3.02.

Section 1.04. Term Expiration Date (if fully extended). October 31, 2051.

Section 1.05. Initial Base Annual Rental. $        , as described in Article IV.

Section 1.06. Rental Adjustment. Subject to Section 4.03, on each Adjustment Date, the Base Annual Rental shall adjust by the corresponding Rental Adjustment as set forth on Schedule 1.06 attached hereto.

Section 1.07. Adjustment Date. Subject to Section 4.03, the Base Annual Rental shall adjust on the dates set forth on Schedule 1.06 attached hereto (each such date that the Base Annual Rental adjusts as provided herein, an “Adjustment Date”).

Section 1.08. Security Deposit. None.

Section 1.09. Guarantor(s). None.

Section 1.10. Lessee Tax Identification No. 62-1192475.

Section 1.11. Lessor Tax Identification No.                     .

ARTICLE II

LEASE OF PROPERTIES

Section 2.01. Lease. In consideration of Lessee’s payment of the Rental and other Monetary Obligations and Lessee’s performance of all other obligations hereunder, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Properties, “AS IS” and “WHERE IS” without representation or warranty by Lessor, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.

Section 2.02. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing hereunder, Lessee shall have, subject to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Properties; provided, however, in no event shall Lessee be entitled to bring any action against Lessor to enforce its rights hereunder if an Event of Default, or any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing.

Section 2.03. Landlord Option. Notwithstanding any provision contained herein, at any time during the Lease Term where                      (or its Affiliate) is the Lessor hereunder, upon written notification to Lessee, Lessor may elect, in its sole discretion, to amend any of the Other Leases to include all (but not less than all) of the Properties in such Other Lease. In such event, Lessee shall cooperate with Lessor in executing an amendment to such Other Lease and any other related documents reasonably requested by Lessor to (a) modify the definition of “Properties” as defined in such Other Lease to include the Properties; (b) increase the Base Annual Rental as defined in such Other Lease to reflect the inclusion of the Properties; (c) terminate any and all obligations under this Lease from and after the date of such amendment of the Other Lease; and (d) make such other changes reasonably deemed necessary by Lessor to reflect the addition of the Properties to such Other Lease, so long as the collective rights and entitlements of Lessee after the effective date of such amendments are not less than, and the collective obligations of Lessee after the effective date of such amendments are not greater than, those contained within this Lease and such Other Lease prior to the effective date of such amendments. Lessor shall reimburse the reasonable third party out-of-pocket costs and expenses incurred by Lessee in connection with this Section 2.03 to the extent that such costs and expenses are in excess of the costs and expenses Lessee may otherwise incur in connection with the performance of its obligations under this Lease.

ARTICLE III

LEASE TERM; EXTENSION

Section 3.01. Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on October 31, 2031 (“Expiration Date”), unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”

Section 3.02. Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Lessee shall have the right and option (each, an “Extension Option”) to extend the Initial Term for all and not less than all of the Properties for four (4) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect.

Section 3.03. Notice of Exercise. Lessee may only exercise the Extension Options by giving written notice thereof to Lessor of its election to do so no later than one hundred twenty (120) days prior to the Expiration Date and one hundred twenty (120) days prior to the expiration of the then-current Extension Term, as the case may be. If written notice of the exercise of any

Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Lessor or Lessee, the parties hereto will execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03, and all costs related to the recording thereof shall be paid by the requesting party.

Section 3.04. Removal of Personality. Upon the expiration of the Lease Term, and if no Event of Default has occurred and is continuing, Lessee may remove from the Properties all of Lessee’s Personal Property. Lessee shall repair any damage caused by such removal and shall leave all of the Properties clean and in good and working condition and repair inside and out, subject to normal wear and tear, casualty and condemnation. Subject to the rights of any secured party having priority over Lessor, any of Lessee’s Personal Property left on the Properties on the twentieth (20th) day following the expiration of the Lease Term shall, at Lessor’s option, automatically and immediately become the property of Lessor.

ARTICLE IV

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 4.01. Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.

Section 4.02. Adjustments. Subject to Section 4.03, during the Lease Term (including any Extension Term), on each Adjustment Date the Base Annual Rental shall increase by the corresponding Rental Adjustment set forth on Schedule 1.06 attached hereto; provided, however, that in no event shall Base Annual Rental be reduced as a result of the application of the Rental Adjustment.

Section 4.03. Extension Term Rental.

(a) Base Annual Rental Reset. Notwithstanding the terms and provisions of Sections 1.06 and 4.02, upon the commencement of the first Extension Term of this Lease, the Base Annual Rental shall be reset as determined in accordance with Section 4.03(b) below (the “FMV Reset”). The parties shall commence the process for determining fair market rent upon Lessee’s delivery to Lessor of written notice requesting such determination in advance of Lessee’s deadline to exercise such Extension Term under Section 3.03; provided, however, such notice shall be delivered at least three (3) months, but in no event earlier than eight (8) months, before the date for exercising the Extension Option for such first Extension Term. The foregoing shall in no way affect the Base Annual Rental adjustments under Sections 1.06 and 4.02 that are scheduled to occur on dates other than at the commencement of the first Extension Term; provided, however, with respect to the Adjustment Date that occurs at the commencement of the first Extension Term, the FMV Reset shall be the only adjustment to Base Annual Rental.

(b) Fair Market Rent. With respect to the determination of the initial Base Annual Rental for an Extension Term, if the parties are unable to agree upon an initial Base Annual Rental that, taking into account the length of the Extension Term and the adjustments to the Base Annual Rental during the Extension Term anticipated under Section 4.02, results in fair market rent for the Extension Term (such initial Base Annual Rental, the “FMV Base Annual Rental”), then an independent MAI Appraiser (defined below) selected by agreement of the parties within ten (10) days of said request shall prepare a determination of the FMV Base Annual Rental. In making such determination, the appraiser shall consider rentals received in the general market areas in which the Properties are located for similar buildings of comparable characteristics, including, but not limited to, comparable lease terms, age, condition and classification. If within ten (10) business days after being notified of the results of such appraisal, Lessor and/or Lessee elects to reject that determination, then each of the parties shall name an additional independent MAI Appraiser within ten (10) days after such rejection. In the event the appraisers so named together with the originally named appraiser are unable to agree on an FMV Base Annual Rental then the determination shall be the amount agreed upon by the majority of said appraisers and reported to the parties within ten (10) days thereafter. In the event the parties are unable to select the appraiser in the first instance, each shall select one appraiser within ten (10) days after the period for having agreed, and those two appraisers shall select a third appraiser (in absence of agreement as to the selection of said third independent appraiser, such selection shall be made by a mediation process reasonably agreed upon by the parties or in absence of the same, by a court of competent jurisdiction). The costs and expenses of such appraisal, including the fees of the appraiser or appraisers, shall be divided equally between Lessee and Lessor. The determination of the majority of the appraisers as to the FMV Base Annual Rental shall be conclusive upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. For purposes of this Section 4.03(b), “MAI Appraisers” shall mean firms or individuals, each of whom shall have not less than ten (10) years experience in appraising retail commercial real estate, preferably in areas where a majority of the Properties are situated.

Section 4.04. Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Rental. Lessee shall pay and discharge any Additional Rental prior to delinquency, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within thirty (30) days after Lessor’s demand for payment thereof or, if later, prior to the date on which the same shall become delinquent. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease. The provisions set forth in this Section 4.04 shall be subject to Lessee’s rights under Sections 6.01(b) and 8.06.

Section 4.05. Rentals To Be Net to Lessor. The Base Annual Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Rentals specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Properties shall be performed and paid by Lessee, including without limitation, common area maintenance charges, if any, related to the Properties. Lessee shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due and payable, without notice or demand (other than notices or demands required by this Lease), and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.

Section 4.06. ACH Authorization. Upon execution of this Lease, Lessee shall deliver to Lessor a complete Authorization Agreement – Pre-Arranged Payments in the form of Exhibit C attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Base Monthly Rental are transferred by Automated Clearing House Debit initiated by Lessor from an account established by Lessee at a United States bank or other financial institution to such account as Lessor may designate. Lessee shall continue to pay all Base Monthly Rental by Automated Clearing House Debit unless otherwise directed by Lessor.

Section 4.07. Late Charges; Default Interest. Any delinquent payment shall, in addition to any other remedy of Lessor, incur a late charge of five percent (5%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, (a) in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect; and (b) a late charge shall not be assessed against, and Default Interest shall not commence to accrue on, any delinquent Rental until the expiration of the grace period provided in Section 12.01(b) below.

Section 4.08. Holdover. If Lessee remains in possession of the Properties after the expiration of the Lease Term, Lessee, at Lessor’s option and within Lessor’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred twenty-five percent (125%) of the last Base Monthly Rental payable under this Lease, and Lessee shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over. Lessee shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Lessee’s failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding lessee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LESSEE

The representations and warranties of Lessee contained in this Article V are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:

Section 5.01. Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required and where the failure to be so qualified would have a Material Adverse Effect. All necessary corporate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein, including without limitation, the Transaction Documents. Lessee is not, and if Lessee is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.

Section 5.02. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 5.03. Property Condition. Lessee has physically inspected all of the Properties and has examined title to the Properties, and has found all of the same satisfactory in all respects for all of Lessee’s purposes.

Section 5.04. Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving any Lessee Entity or the Properties before any arbitrator or Governmental Authority which could reasonably be expected to result in any Material Adverse Effect.

Section 5.05. Absence of Breaches or Defaults. Lessee is not in default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Properties or any of Lessee’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Properties or any of Lessee’s property is subject or bound, which could reasonably be expected to result in a Material Adverse Effect.

Section 5.06. Licenses and Permits. Lessee has obtained all required licenses and permits, both governmental and private, necessary to use and operate the Properties as Permitted Facilities.

Section 5.07. Financial Condition; Information Provided to Lessor. The financial statements, all financial data and all other documents and information heretofore delivered to Lessor by or with respect to the Lessee Entities and the Properties in connection with this Lease or relating to the Lessee Entities or the Properties are true, correct and complete in all material respects; there have been no amendments thereto since the date such items were prepared or delivered to Lessor; all financial statements provided were prepared in accordance with GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain; and no change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Lessor, which has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.08. Compliance With OFAC Laws. None of the Lessee Entities (and in the event that Lessee is not a U.S. Publicly Traded Entity, no individual or entity owning directly or indirectly any interest in any of the Lessee Entities) is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 5.09. Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee, or to the best of Lessee’s knowledge, its Affiliates.

Section 5.10. Ownership. No Person that actually or constructively owns ten percent (10%) or more of the outstanding capital stock of Lessor (based upon the disclosures made by Lessor to Lessee in connection with the execution of this Lease) owns, directly or indirectly, (a) ten percent (10%) or more of the total combined voting power of all classes of voting capital stock of Lessee, or (b) ten percent (10%) or more of the total value of all classes of capital stock of Lessee.

ARTICLE VI

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 6.01. Taxes.

(a) Payment. Subject to the provisions of Section 6.01(b) below, Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against or imposed upon the Properties, Lessee or, except as otherwise expressly excluded under this Lease, Lessor, during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Properties or any part thereof and upon any personal property, trade fixtures and improvements located on the Properties, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Properties by Lessee; and (iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rental or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease; provided, however, that any of such taxes or assessments that are assessed for any period in which this Lease has expired or terminated (other than as a result of an Event of Default) shall be appropriately prorated between Lessor and Lessee. Notwithstanding any terms of this Lease to the contrary, nothing contained in this Section 6.01 or elsewhere in this Lease shall obligate Lessee to pay (A) foreign, state, local or federal income, inheritance, estate, succession, capital levy, capital stock, stamp, transfer (except transfers occurring as a result of Lessee exercising its right of substitution under Section 14.04 below), excess profit, revenue, gift or similar taxes of Lessor or any Affiliate thereof; (B) any tax imposed with respect to the sale, exchange or other disposition by Lessor of this Lease or any Property (except transfers occurring as a result of Lessee exercising its right of substitution under Section 14.04 below) or the proceeds thereof; (C) any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Mortgages; or (D) any principal or interest on any indebtedness on the Property for which Lessor is an obligor or guarantor (collectively, the “Excluded Taxes”); provided, further, if, at any time during the Lease Term, a tax or excise on Base Monthly Rental or other Rental or the right to receive rents or other tax, however described, is levied or assessed against Lessor as a substitute in whole or in part for any taxes theretofor payable by Lessee, Lessee shall pay and discharge such tax or excise on Base Monthly Rental or other Rental or other tax before interest or penalties accrue, and the same shall be deemed to be a tax levied against the Properties.

(b) Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that taxes and assessments have been timely paid by Lessee. In the event Lessor receives a tax bill, Lessor shall use commercially reasonable efforts to forward said bill to Lessee within fifteen (15) days of Lessor’s receipt thereof. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $50,000, after prior written notice to Lessor, which shall be given within fifteen (15) days of Lessee’s determination to contest any matter as permitted herein), by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto, including, without limitation, the amount or validity or application, in whole or in part, of any such item, provided that (i) neither the Properties nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority, Lessee posts a bond or takes other steps acceptable to such taxing authority that removes such lien or stays enforcement thereof; (iv) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding; and (v) upon termination of such proceedings, it shall be the obligation of Lessee to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Lessor shall at the request of Lessee, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Lessor shall incur no cost or obligation thereby.

Section 6.02. Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Properties during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service.

Section 6.03. Insurance.

(a) Coverage. Throughout the Lease Term, Lessee shall maintain, with respect to each of the Properties, at its sole expense, the following types and amounts of insurance:

(i) Insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Property is located within a 100-year floodplain (FEMA Zones A and V) and earthquake insurance if the Properties are located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 6.03(b)(x) below). Such policy shall also include a joint loss agreement, coverage for ordinance or law covering the loss of value of the undamaged portion of the Properties, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Properties shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Properties and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction, or in an amount otherwise specified by Lessor. Such insurance shall be in amounts sufficient to prevent Lessor from becoming a co-insurer under the applicable policies, and in any event, after application of deductible, in amounts not less than 100% of the full insurable replacement cost values and sublimits reasonably satisfactory to Lessor (without deduction for physical depreciation in the event that Lessor, in its discretion, decides to rebuild or restore, or Lessee is required or elects to rebuild or restore in accordance with the terms of this Lease), as reasonably determined from time to time at Lessor’s request but not more frequently than once in any 12-month period.

(ii) Commercial general liability insurance, including products and completed operation liability, covering Lessor and Lessee against bodily injury liability, property damage liability and personal and advertising injury, liquor liability coverage, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of every Property or adjoining ways, streets, parking lots or sidewalks. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Lessee’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Lessee or Lessor because of the negligence or other acts of the other, shall be in amounts of not less than $2,000,000 per occurrence for bodily injury and property damage, and $2,000,000 general aggregate per location, or such higher limits as Lessor may reasonably require from time to time, and shall be of form and substance reasonably satisfactory to Lessor. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.

(iii) Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Lessee on the Properties in connection with any work done on or about any of the Properties for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Properties.

(iv) Intentionally deleted.

(v) Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $2,000,000 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.

(vi) Comprehensive Boiler and Machinery Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, located in or about each Property and in an amount equal to the lesser of 25% of the 100% replacement cost of each Property or $5,000,000.

(vii) Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, location and use and occupancy to each Property.

(b) Insurance Provisions. All insurance policies shall:

(i) provide (A) for a waiver of subrogation by the insurer as to claims against Lessor, its employees and agents; (B) that the insurer shall not deny a claim and that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, employees or agents, or anyone acting for Lessee or any subtenant or other occupant of the Properties; and (C) that any losses otherwise payable thereunder shall be payable notwithstanding any act or omission of Lessor or Lessee which might, absent such provision, result in a forfeiture of all or a part of such insurance payment;

(ii) be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;

(iii) contain deductibles not to exceed $50,000 (or $100,000 with respect to flood insurance);

(iv) contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Lessor;

(v) provide that the policy of insurance shall not be terminated, cancelled or amended in any manner that is inconsistent with the requirements of this Lease without at least thirty (30) days’ prior written notice to Lessor and to any Lender that Lessee has received written notice of that is covered by any standard mortgagee clause or endorsement;

(vi) provide that the insurer shall not have the option to restore the Properties if Lessor elects to terminate this Lease in accordance with the terms hereof;

(vii) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(viii) except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Lessor and any Lessor Affiliate or Lender requested by Lessor, as an “additional insured” with respect to general liability insurance, as a “named insured” with respect to real property, and as a “loss payee” with respect to all real property as appropriate and as their interests may appear;

(ix) be evidenced by delivery to Lessor and any Lender designated by Lessor of an Acord Form 28 for property and boiler & machinery coverage (or any other form requested by Lessor) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Lessor); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Lessor and any Lender designated by Lessor; and

(x) be issued by insurance companies licensed to do business in the states where the Properties are located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Lessor.

(c) Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Lessee, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Lessee shall immediately obtain new or additional insurance reasonably satisfactory to Lessor and any Lender designated by Lessor; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Lessee for its acts or omissions as provided in this Lease; (iii) Lessee shall procure policies for all insurance for periods of not less than one year and shall provide to Lessor and, upon Lessor’s request, to any servicer or Lender of Lessor, certificates of insurance evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Lessee shall pay as they become due all premiums for the insurance required by this Section 6.03; and (v) in the event that Lessee fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Lessor to Lessee, (A) Lessor shall be entitled to procure such insurance; and (B) any sums expended by Lessor in procuring such insurance shall be Additional Rental and shall be repaid by Lessee immediately upon written demand therefor by Lessor, together with interest thereon at the Default Rate, from the time of payment by Lessor until fully paid by Lessee.

(d) Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.

Section 6.04. Tax and Insurance Impound. Upon the occurrence of a monetary Event of Default and with respect to each monetary Event of Default, in addition to any other remedies, Lessor may require Lessee to pay to Lessor on the first day of each month the amount that Lessor reasonably estimates will be necessary in order to accumulate with Lessor sufficient funds in an impound account (which shall not be deemed a trust fund) (the “Reserve”) for Lessor to pay any and all real estate taxes (“Real Estate Taxes”) and insurance premiums (“Insurance Premiums”) for the Properties for the ensuing twelve (12) months, or, if due sooner, Lessee shall pay the required amount immediately upon Lessor’s demand therefor. Lessor shall, upon prior written request of Lessee, provide Lessee with evidence reasonably satisfactory to Lessee that payment of the Real Estate Taxes and Insurance Premiums was made in a timely fashion. In the event that the Reserve does not contain sufficient funds to timely pay any Real Estate Taxes or Insurance Premiums, upon Lessor’s written notification thereof, Lessee shall, within five (5) Business Days of such notice, provide funds to Lessor in the amount of such deficiency. Lessor shall pay or cause to be paid directly to the applicable taxing authorities and insurance company, as the case may be, any Real Estate Taxes and Insurance Premiums then due and payable for which there are funds in the Reserve; provided, however, that in no event shall Lessor be obligated to pay any Real Estate Taxes or Insurance Premiums in excess of the funds held in the Reserve, and Lessee shall remain liable for any and all Real Estate Taxes, including fines, penalties, interest or additional costs imposed by any taxing authority (unless incurred as a result of Lessor’s failure to timely pay Real Estate Taxes for which it had funds in the Reserve) and Insurance Premiums. Lessee shall cooperate fully with Lessor in assuring that the Real Estate Taxes and Insurance Premiums are timely paid. Lessor shall deposit all Reserve funds in accounts insured by any federal or state agency, and so long as                     is the Lessor hereunder, it may commingle such funds with its other funds and accounts, and it shall be entitled to interest or other gains from such funds, if any. In the event                     is no longer the Lessor hereunder, the Lessor shall not be entitled to commingle such funds. Upon an Event of Default, in addition to any other remedies, Lessor may apply all impounded funds in the Reserve against any sums due from Lessee to Lessor. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee. Notwithstanding any provision contained herein, if no other Event of Default occurs within twelve (12) months of the Event of Default resulting in the establishment of a Reserve hereunder, the balance of the funds, if any, remaining in the Reserve shall be returned by Lessor to Lessee. Upon a permitted assignment of this Lease by Lessor, Lessor shall transfer the balance, if any, of the Reserve then held by or on behalf of Lessor to the transferee, whereupon Lessor shall be released from all liability related thereto.

ARTICLE VII

MAINTENANCE; ALTERATIONS

Section 7.01. Condition of Property; Maintenance. Lessee hereby accepts the Properties “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on each of the Properties in good order and repair (normal wear and tear excepted), free from actual or constructive waste, including without limitation, the roof and the HVAC and other electrical and mechanical systems; (b) the repair or reconstruction of any building, structures or improvements erected on the Properties damaged or destroyed by a Casualty or affected by a Condemnation to the extent required by Article XI; (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Properties; and (d) paying all operating costs of the Properties in the ordinary course of business. Lessee waives any right to require Lessor to maintain, repair or rebuild all or any part of the Properties or make repairs at the expense of Lessor pursuant to any Legal Requirements at any time in effect.

Section 7.02. Alterations and Improvements. Lessee shall be entitled to make structural and nonstructural alterations and improvements to the Properties without Lessor’s consent provided that (a) Lessee shall give Lessor prior written notice of any structural alterations; (b) the cost of any structural alterations at any individual Property shall not exceed $500,000 for any individual project; (c) Lessee shall not expand or decrease, nor perform any material structural alteration to, the exterior of, any building located upon a Property without Lessor’s prior written consent; (d) all alterations and improvements shall be made by Lessee at Lessee’s sole expense by a licensed and bonded contractor; (e) any work at any time commenced by Lessee on the Properties shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements; (f) the assets of Lessor and, except for liens being contested by Lessee in accordance with Section 8.06, the applicable Property shall at all times be free of liens for work, services, labor and materials supplied or claimed to have been supplied to the applicable Property; (g) no alterations or improvements shall be undertaken without obtaining or causing a contractor to obtain the insurance required under Section 6.03 above, and “all risk” builder’s risk property insurance for the full replacement cost of such alteration or improvement on a completed basis; and (h) Lessee shall not make any alterations that would reasonably be expected to have a material negative effect on the value of any Property. For purposes hereof, the term “structural alteration” means a change in the pitch, slope or sightlines of the roof (excluding customary replacement of tiles or shingles), or changes that affect the foundation or load-bearing walls of any building located upon the applicable Property.

All improvements or alterations not covered by the foregoing shall require Lessor’s consent, which consent shall not be unreasonably withheld. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Lessor shall use commercially reasonable efforts to promptly respond to Lessee’s requests hereunder; provided, however, if Lessor fails to respond to a request of Lessee regarding alterations within thirty (30) days of receipt of Lessee’s request, Lessee shall deliver a second written request to Lessor by FedEx or other reputable overnight delivery service (notwithstanding the notice and delivery provisions set forth in Section 15.01 below), such second written request shall be marked in bold lettering with the following language: “LESSOR’S RESPONSE IS REQUIRED WITHIN TWENTY (20) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LESSOR” and the envelope containing the request shall be marked “PRIORITY.” If Lessor fails to respond within twenty (20) days of Lessee’s second request, Lessor’s approval of the requested alterations shall be deemed given.

Upon completion of any alterations requiring Lessor’s consent hereunder, Lessee shall promptly provide Lessor with (i) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect); (ii) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and (iii) any other documents or information reasonably requested by Lessor. Upon Lessor’s request, Lessee shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under applicable law in the states where the Properties are located which provides that Lessor is not responsible for the payment of any costs or expenses relating to the additions or alterations. Except as set forth in Section 7.03 below, any addition to or alteration of the Properties shall be deemed a part of the Properties and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may reasonably require to evidence the ownership by Lessor of such addition or alteration. At Lessee’s option, Lessee may request Lessor to finance the costs of expansion of any one or more of the Properties, upon terms, conditions and documentation (either separate from this Lease or pursuant to an amendment to this Lease), mutually acceptable to Lessor and Lessee, and neither party shall have any obligation to participate in the financing of such expansion unless both parties agree to the terms, conditions and documentation thereof.

Section 7.03. Lessee’s Property, Fixtures and Equipment. During the Lease Term, Lessee may from time to time, at its cost and expense, place, install, remove or replace, or cause to be placed, installed, removed or replaced, in and upon the Properties, such equipment, furniture and fixtures as Lessee shall deem necessary or appropriate for the purpose of carrying on business upon the Properties (collectively, the “Lessee’s Personal Property”), including but not limited to a “restaurant equipment package” consisting of booths, bars, chairs, tables, wall decorations, lighting fixtures, flatware, glasses, dishes, stoves, hoods, refrigerators, preparation areas and other restaurant-related items (the “Restaurant Equipment Package”). All of said Lessee’s Personal Property, including the entirety of the Restaurant Equipment Package, shall, for the purpose of this Lease, be treated as personal property of Lessee, no matter how affixed.

Section 7.04. Improvements Upon Termination, Subletting or Assignment. Lessee shall have the right, at its option and expense, to redecorate, remodel or otherwise change the appearance of the improvements located upon any or all of the Properties upon any termination of this Lease or upon any permitted subletting or assignment in such a manner as to avoid the appearance of Lessee’s restaurant concept, provided that such redecorating, remodeling or other work (a) shall be subject to the requirements set forth in Section 7.02; (b) that could reasonably be expected to have a material negative effect on the value of the applicable Property; (c) shall not impair the structural condition or integrity of the improvements located on any such Property or reduce the size of the buildings located on any such Property without Lessor’s prior written consent which may be withheld by Lessor in its absolute and sole discretion; (d) shall not change the general condition of the applicable Property as required to be maintained by this Lease; and (e) shall not be made to the exterior of the building located upon the Property without Lessor’s prior written consent.

Section 7.05. Encumbrances. During the Lease Term, Lessor shall have the right to grant easements on, over, under and above the Properties without the prior consent of Lessee, so long as such easements will not materially interfere with the use of the Properties by Lessee or permitted and then-existing subtenants, or place material obligations upon Lessee or such subtenants; Lessor will use commercially reasonable efforts to give Lessee prompt and written notice of any such easements and to involve Lessee in the consideration of such easements. Lessee shall comply with and perform all obligations of Lessor under all easements, declarations, covenants, restrictions and other similar items (excluding the Mortgages unless otherwise required to be performed by Lessee under this Lease) now or hereafter encumbering the Properties (collectively, the “Permitted Encumbrances”). Without Lessor’s prior written consent, Lessee shall not grant any easements on, over, under or above the Properties. In the event Lessee desires the execution and recording of any easement, restriction or similar item related to any Property, Lessor agrees to cooperate with the reasonable requests of Lessee in connection therewith so long as such easement, restriction or other matter does not adversely affect the Property, its use as a Permitted Facility or Lessor’s ability to dispose of the Property at the expiration or termination of this Lease, and Lessor shall incur no cost or obligation thereby.

ARTICLE VIII

USE OF THE PROPERTIES; COMPLIANCE

Section 8.01. Use.

(a) Use as Permitted Facility. During the Lease Term, each of the Properties shall be used solely for the operation of a Permitted Facility. Except during periods when a Property is untenantable due to Casualty or Condemnation (and provided that Lessee continues to strictly comply with the other terms and conditions of this Lease), Lessee shall at all times during the Lease Term occupy the Properties and shall diligently operate its business on the Properties.

(b) “Go Dark” Right. Notwithstanding any provision contained herein, Lessee shall not be in default under this Section 8.01 and a Property shall not be considered a “go dark” location unless and until Lessee fails to continue to operate its business at the Property for more than forty-five (45) consecutive days; provided, however, that within one hundred eighty (180) days following such forty-five (45) day period, Lessor may require Lessee to substitute such “go dark” property for a Released Property pursuant to Section 14.04 below or, if Lessee is unable to effect a substitution in accordance with Section 14.04, Lessor may permit Lessee to re-open such “go dark” Property or otherwise exercise Lessee’s assignment and subletting rights as permitted under this Lease. Lessee shall have the right to cease operations for business (“go dark”) for up to two (2) Properties at any given time during the Lease Term; provided, however, that Lessee may not cease operations or otherwise “go dark” with respect to the Properties, if any, set forth on Schedule 8.01 attached hereto. Lessee shall provide Lessor with written notice of a “go dark” Property at least ten (10) days prior to such Property going dark. Notwithstanding the foregoing, the terms and provisions of this Lease and Lessee’s obligations hereunder (including without limitation, the payment of Base Monthly Rental and other Rental without reduction, the maintenance of insurance as required under Section 6.03, and Lessee’s maintenance obligations under Section 7.01) shall remain in full force and effect with respect to any Property that has gone dark. Notwithstanding the foregoing, in no event shall Lessee go dark on a Property in any manner that would violate any Permitted Encumbrances in any material respect or give a third party any right to acquire title to such Property as a result of a Property going dark.

Section 8.02. Alternative Use. Except as otherwise provided in Section 14.03 below in connection with any subletting of the Property, Lessee shall not, by itself or through any assignment or other type of transfer, convert any of the Properties to a use other than use as a Permitted Facility during the Lease Term without Lessor’s prior written consent. Notwithstanding any provision contained in this Lease, no Property may be used for any of the uses set forth on Schedule 8.02 attached hereto.

Section 8.03. Compliance. Subject to Section 8.06, Lessee’s use and occupation of each of the Properties, and the condition thereof, shall, at Lessee’s sole cost and expense, comply in all material respects with all Legal Requirements and all Permitted Encumbrances, and any owner obligations under such Legal Requirements or Permitted Encumbrances with respect to the Properties, in either event, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Without in any way limiting the foregoing provisions, during the Initial Term and Extension Terms (if any), Lessee shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Properties now or hereafter in effect, all to the extent the failure to so comply could reasonably be expected to have a Material Adverse Effect. Upon Lessor’s written request from time to time during the Lease Term, Lessee shall certify in writing to Lessor that Lessee’s representations, warranties and obligations under Section 5.08 and this Section 8.03 remain true and correct (or if not true and correct, providing details regarding the same). Lessee shall immediately notify Lessor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Lessee has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Lessee shall comply with all Legal Requirements and directives of Governmental Authorities, all to the extent the failure to so comply could reasonably be expected to have a Material Adverse Effect, and, at Lessor’s request, provide to Lessor copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Lessee shall also reimburse Lessor for all Costs incurred by Lessor in evaluating the effect of such an event on the Properties and this Lease, in obtaining any necessary license from Governmental Authorities as may be necessary for Lessor to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Lessor as the result of the existence of such an event and for any penalties or fines imposed upon Lessor as a result thereof. Lessee will use commercially reasonable efforts to prevent any act or condition to exist on or about the Properties which will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase. Lessee agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Lessee’s failure to comply with its obligations under this Section.

Section 8.04. Environmental.

(a) Representations and Warranties. Lessee represents and warrants to Lessor, which representations and warranties shall survive the execution and delivery of this Lease, as follows:

(i) The Properties and Lessee are not in violation of or subject to, any pending or, to Lessee’s actual knowledge, threatened investigation or inquiry by any Governmental Authority or subject to any remedial obligations under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect, nor has Lessee received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) with respect to any Property relating to (A) Hazardous Materials, Regulated Substances or USTs, or Remediation thereof; (B) potential liability of any Person pursuant to any Environmental Law; (C) other environmental conditions; or (D) any actual or potential administrative or judicial proceedings in connection with any of the foregoing that could reasonably be expected to have a Material Adverse Effect. The foregoing representations and warranties would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Properties.

(ii) (A) All uses and operations on or of the Properties by Lessee, or, to Lessee’s knowledge and except as set forth in the Existing Environmental Reports, any other Person, have been in compliance with all Environmental Laws and environmental permits issued pursuant thereto; (B) except as set forth in the Existing Environmental Reports, there have been no Releases in, on, under or from any of the Properties, or, to Lessee’s knowledge, from other property migrating toward any of the Properties, except in Permitted Amounts; (C) except as set forth in the Existing Environmental Reports, there are no Hazardous Materials, Regulated Substances or USTs in, on, or under any of the Properties, except in Permitted Amounts; (D) the Properties have been kept free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the “Environmental Liens”) or activity use limitations; and (E) with respect to environmental matters related to, and the environmental condition of, the Properties, Lessee has not allowed any other tenant or other user of the Properties to do any act that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off any of the Properties), impaired the value of any of the Properties in any material respect, is contrary to any requirement set forth in the insurance policies maintained by Lessor, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to any of the Properties.

(b) Covenants.

(i) Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A) Lessee shall perform any Remediation required by any Governmental Authority or any Person with respect to the Properties.

(B) All uses and operations on or of the Properties, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(C) There shall be no Releases in, on, under or from the Properties, except in Permitted Amounts.

(D) There shall be no Hazardous Materials or Regulated Substances in, on or under the Properties, except in Permitted Amounts. Above and below ground storage tanks shall be properly permitted and only used as permitted.

(E) Lessee shall keep the Properties or cause the Properties to be kept free and clear of all Environmental Liens, whether due to any act or omission of Lessee or any other Person.

(F) Lessee shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Properties to act or fail to act in any way that (1) materially increases a risk to human health or the environment, (2) poses an unreasonable or unacceptable risk of harm to any Person or the environment (whether on or off any of the Properties), (3) has a Material Adverse Effect, (4) would result in any reopening or reconsideration of any prior investigation or causes a new investigation by a Governmental Authority having jurisdiction over any Property; and (5) with respect to environmental matters related to, and the environmental condition of, the Properties, (i) is contrary to any material requirement set forth in the insurance policies maintained by Lessee, (ii) constitutes a public or private nuisance or constitutes waste, and (iii) violates any covenant, condition, agreement or easement applicable to the Properties.

(G) If Lessor reasonably suspects a Release or a violation of Environmental Law to have occurred, Lessee shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties as may be reasonably requested by Lessor (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lessor the reports and other results thereof, and Lessor and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof.

(H) Lessee shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.04, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(ii) Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (A) through (F) above provided that Lessee shall be in compliance with the requirements of any Governmental Authority with respect thereto.

(c) Notification Requirements. Lessee shall immediately notify Lessor in writing upon Lessee obtaining actual knowledge of (i) any Releases or Threatened Releases in, on, under or from any of the Properties other than in Permitted Amounts, or migrating towards any of the Properties; (ii) any non-compliance with any Environmental Laws related in any way to any of the Properties; (iii) any actual or potential Environmental Lien or activity use limitation; (iv) any required or proposed Remediation of environmental conditions relating to any of the Properties required by applicable Governmental Authorities; and (v) any written or oral notice or other communication of which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or above or below ground storage tanks, or Remediation thereof at or on any of the Properties, other than in Permitted Amounts, possible liability of any Person relating to any of the Properties pursuant to any Environmental Law, other environmental conditions in connection with any of the Properties, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section; provided, however, that Lessee shall not be required to notify Lessor as to any facts already disclosed by the Existing Environmental Reports. Lessee shall, upon Lessor’s written request, deliver to Lessor a certificate stating that Lessee is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.

(d) Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release) in, on, under or from the Properties and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Lessee fail to undertake such Remediation in accordance with the preceding sentence, Lessor, after written notice to Lessee and Lessee’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Lessee. Any Cost so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor.

(e) Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, above or below ground storage tanks, or other environmental matters concerning the Properties. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason to the extent described in clause (i) below.

(f) Right of Entry. Lessor and any other Person designated by Lessor, including but not limited to, any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Properties, upon reasonable prior notice, at all reasonable times (including, without limitation, in connection with the exercise of any remedies set forth in this Lease) to assess any and all aspects of the environmental condition of any Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lessor’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Lessee shall cooperate with and provide access to Lessor and any other Person designated by Lessor. If any assessment or inspection results from Lessor reasonably suspecting a Release or an Environmental Law violation, such assessment or investigation shall be at Lessee’s sole cost and expense.

(g) Inspections. At its sole cost and expense, Lessee shall have the Properties inspected as may be required by any Environmental Law for seepage, spillage and other environmental concerns. Lessee shall maintain and monitor all above and below ground storage tanks in accordance with all Environmental Laws. Lessee shall provide Lessor with written certified results of all inspections performed on the Properties. All costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Lessee. All inspections and tests performed on the Properties shall be in compliance with all Environmental Laws.

(h) UST Compliance. Lessee shall comply or cause the compliance with all applicable federal, state and local regulations and requirements regarding above and below ground storage tanks, including, without limitation, any of such regulations or requirements which impose (i) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and recordkeeping; (ii) corrective action with respect to confirmed and suspected Releases; and (iii) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases. Lessee shall immediately notify Lessor, in writing, of (A) the presence on or under the Properties, or the Release from any above or below ground storage tank on, above or under the Properties, of any Hazardous Materials or Regulated Substances, apparent or real; and (B) any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Properties. Upon any such Release from any USTs on, above or under the Properties of any Hazardous Materials or Regulated Substances, Lessee shall immediately remedy such situation in accordance with all Environmental Laws and any request of Lessor. Should Lessee fail to remedy or cause the remedy of such situation in accordance with all Environmental Laws, Lessor shall be permitted to take such actions in its sole discretion to remedy such situation and all Costs incurred in connection therewith, together with interest at the Default Rate, will be paid by Lessee.

(i) Survival. The obligations of Lessee and the rights and remedies of Lessor under this Section 8.04 shall survive for a period of three (3) years after the termination, expiration and/or release of this Lease with respect to any Hazardous Materials, Regulated Substances, above or below ground storage tanks, or other environmental matters that were first introduced to the Properties prior to the date that Lessee vacates the Properties upon the expiration or termination of this Lease or any violation of Environmental Law first occurring prior to the date that Lessee vacates the Properties upon the expiration or termination of this Lease; provided, however, that Lessee’s obligations shall continue to be subject to the provisions of Section 8.06.

Section 8.05. Cooperation. Lessor shall cooperate with Lessee throughout the Lease Term with respect to Lessee’s obligations hereunder, including Lessee’s procurement and/or maintenance of proper zoning, building and other permits, compliance with all Legal Requirements and compliance with Lessee’s obligations under this Lease, including executing and delivery of instruments reasonably requested by Lessee to perform its obligations under this

Lease or which, in the reasonable judgment of Lessee, are necessary for the operation of Lessee’s business on the Properties, provided that (a) Lessee’s requests shall be consistent with, and subject to, the terms and provisions of this Lease; (b) Lessor shall not assume (or be deemed to have assumed) any of Lessee’s obligations hereunder; and (c) Lessor shall not incur any cost or obligation related to any Lessee request.

Section 8.06. Permitted Contests. Lessee, upon prior written notice to Lessor, on its own, or, with Lessor’s prior written consent (not to be unreasonably withheld), in Lessor’s name, at Lessee’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Legal Requirement, any requirement under Permitted Encumbrances, any requirement under Environmental Laws or any lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirement that (a) neither the Properties nor any Rental due hereunder, nor any part or interest in either, shall be in danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (b) neither Lessor nor Lessee shall be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (c) no Event of Default shall have occurred and be continuing at the time of or during such contest; (d) if and to the extent required by the applicable authority, Lessee shall post a bond or take other steps reasonably acceptable to such authority that stays enforcement thereof; (e) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding; and (f) if any such contest is finally resolved against Lessor or Lessee, Lessee shall promptly pay the amount required to be paid, together with all costs, fees (including attorneys’ fees and disbursements), interest, penalties and other liabilities in connection therewith, or comply with the applicable requirement. Lessee shall indemnify, defend, protect and save Lessor harmless from and against any Losses that may be imposed upon Lessor in connection with any such contest.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.01. Performance at Lessee’s Expense. Lessee acknowledges and confirms that Lessee shall reimburse Lessor for Lessor’s actual out-of-pocket third party costs and expenses, including its reasonable attorneys’ fees and costs, incurred by Lessor in connection with (a) any amendment of this Lease requested by Lessee; (b) any substitution of Properties pursuant to Section 14.04; (c) the delivery of consents, waivers and approvals with respect to the Properties or any matter related to this Lease requested by Lessee; (d) the review of any assignment or proposed assignment or the preparation or review of any subordination or non-disturbance agreement; (e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents; (f) inspections following the occurrence of an Event of Default or if Lessor has a reasonable basis to believe that a default has occurred hereunder; and (g) Lessee’s noncompliance with Legal Requirements, including without limitation, encroachments onto properties adjoining any of the Properties.

Section 9.02. Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Properties or any part thereof and inspect the same provided such entry and inspection do not unreasonably interfere with Lessee’s business. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Properties and any other loss occasioned by such entry, but, subject to Section 10.01, excluding damages to the extent the same arise as a result of the gross negligence or intentional misconduct of Lessor. The cost and expense of any such inspections shall be the responsibility of Lessor, except for inspections following the occurrence of an Event of Default or if Lessor has a reasonable basis to believe that a default by Lessee has occurred hereunder.

Section 9.03. Financial Information.

(a) Financial Statements. Within forty five (45) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Lessee, Lessee shall deliver to Lessor (i) complete financial statements of the Lessee Entities including a profit and loss statement, statement of changes in financial condition and all other related schedules for the fiscal period then ended; and (ii) income statements for the business at each of the Properties, showing separately the sales, profits and losses pertaining to the Properties with the basis for allocation of overhead or other charges being clearly set forth. All such financial statements shall be prepared in accordance with GAAP, and shall be certified to be accurate and complete by an officer or director of each Lessee Entity. Lessee understands that Lessor will rely upon such financial statements and Lessee represents that such reliance is reasonable. The financial statements delivered to Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial statements of the Lessee Entities which may be prepared, as soon as they are available. Within thirty (30) days after the end of each fiscal year of Lessee, and upon prior written request by Lessor, Lessee shall deliver such compliance certificate to Lessor as Lessor may reasonably require in order to establish that Lessee is in compliance with all of its obligations, duties and covenants under this Lease.

(b) Other Information. Notwithstanding any provision contained herein, upon request at any time, Lessee will provide to Lessor any and all financial information and/or financial statements (and in the form or forms) (i) reasonably requested by Lessor in connection with Lessor’s filings with or disclosures to any Governmental Authority, including, without limitation, the financial statements required in connection with Securities and Exchange Commission filings by Lessor or its Affiliates; and (ii) as reasonably requested by Lessor.

Section 9.04. OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Lessee shall immediately notify Lessor in writing if any Person owning (directly or indirectly) any interest in any of the Lessee Entities, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related laws, or has had funds seized or forfeited in an action under these or related laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05. Estoppel Certificate. At any time, and from time to time, Lessee shall, promptly and in no event later than twenty (20) days after a request from Lessor or any Lender or Mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such Lender or Mortgagee, as the case may be, a certificate in reasonable form, certifying: (a) that Lessee has accepted the Properties; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee; (h) that neither Lessor nor any Lender or Mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Properties, including any handling or disposal of Hazardous Materials or Regulated Substances; and (i) any other information reasonably requested by Lessor or any Lender or Mortgagee, as the case may be.

ARTICLE X

RELEASE AND INDEMNIFICATION

Section 10.01. Release and Indemnification. Lessee agrees to use and occupy the Properties at its own risk and hereby releases Lessor and Lessor’s agents and employees from all claims for any damage or injury to the full extent permitted by law, except to the extent such damage or injury is the result of the gross negligence or willful misconduct of Lessor. Lessee agrees that Lessor shall not be responsible or liable to Lessee or Lessee’s employees, agents, customers, licensees or invitees for bodily injury, personal injury or property damage occasioned by the acts or omissions of any other lessee or any other Person. Lessee agrees that any employee or agent to whom the Properties or any part thereof shall be entrusted by or on behalf of Lessee shall be acting as Lessee’s agent with respect to the Properties or any part thereof, and neither Lessor nor Lessor’s agents, employees or contractors shall be liable for any loss of or damage to the Properties or any part thereof. Lessee shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of such Indemnified Party; provided, however, that the term “gross negligence” shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Lessor’s interest in any Property or Lessor’s failure to act in respect of matters which are or were the obligation of Lessee under this Lease) caused by, incurred or resulting from Lessee’s operations or by Lessee’s use and occupancy of the Properties, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Lessee or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other Persons. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever for a period equal to the greater of three (3) years or the statute of limitations applicable to any claim arising hereunder. Lessor shall indemnify, protect, defend and hold Lessee harmless from and against all Losses to the extent such Losses arise out of the gross negligence or willful misconduct of Lessor or the Indemnified Parties.

ARTICLE XI

CONDEMNATION AND CASUALTY

Section 11.01. Notification. Lessee shall promptly give Lessor written notice of (a) any Condemnation of any of the Properties, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of any of the Properties, and (c) any Casualty to any of the Properties or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02. Total Condemnation. In the event of a Condemnation of all or substantially all of any Property, including a Condemnation (other than a Temporary Taking) of such a substantial part of such Property resulting in the portion of the Property remaining after such Condemnation being unsuitable for use as a Permitted Facility, as determined by Lessee in the exercise of good faith business judgment (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same) (each such event, a “Total Condemnation”), then, in such event:

(a) Termination of Lease. On the date of the Total Condemnation, all obligations of either party hereunder with respect to the applicable Property shall cease and the Base Annual Rental shall be reduced as set forth in Section 11.03(f) below; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Monthly Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b) Net Award. Lessor shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Lessee by this Lease, and Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such Net Award and agrees that Lessee shall not be entitled to any Net Award or other payment for the value of Lessee’s leasehold interest in this Lease.

Section 11.03. Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:

(a) Net Awards. All Net Awards shall be paid to Lessor.

(b) Lessor Election To Continue or Terminate Lease. Lessor shall have the option, (i) subject to the right of Lessee to elect otherwise as set forth in subsection (c) below, to terminate this Lease with respect to the applicable Property affected, by notifying Lessee in writing within thirty (30) days after Lessee gives Lessor notice (A) of such Partial Condemnation or Casualty, or (B) that title has vested in the condemning authority; or (ii) subject to the right of Lessee to elect otherwise as set forth in subsection (e) below, to continue this Lease in effect, which election shall be evidenced by either a notice from Lessor to Lessee, or Lessor’s failure to notify Lessee in writing that Lessor has elected to terminate this Lease with respect to such Property within such thirty (30)-day period. Lessee shall have a period of sixty (60) days after receipt of Lessor’s notice to terminate referenced above during which to elect, despite such Lessor notice of termination, to continue this Lease with respect to such Property on the terms herein provided.

(c) Continuance of Lease. If Lessor elects not to terminate this Lease, or if Lessor elects to terminate this Lease with respect to such Property but Lessee elects to continue this Lease with respect to such Property, then this Lease shall continue in full force and effect upon the following terms:

(i) All Rental and other Monetary Obligations due under this Lease shall continue unabated.

(ii) Lessee shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Lessor. Upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs, and that Lessee has complied with the terms of Section 7.02 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Casualty. Lessor shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award.

(d) No Continuance of Lease. If Lessor elects to terminate this Lease pursuant to Subsection (b) above and if Lessee does not elect to continue this Lease with respect to such Property or shall fail during such sixty (60)-day period to notify Lessor of Lessee’s intent to continue this Lease with respect to such Property, then this Lease shall terminate with respect to such Property as of the last day of the month during which such sixty (60)-day period expired. Lessee shall vacate and surrender such Property by such termination date, in accordance with the provisions of this Lease, and on the termination date, all obligations of either party hereunder with respect to such Property shall cease and the Base Annual Rental shall be reduced as set forth in Section 11.03(f) below; provided, however, Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee’s obligations to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. In such event, Lessor may retain all Net Awards related to the Partial Condemnation or Casualty, and Lessee shall immediately pay Lessor an amount equal to the insurance deductible applicable to any Casualty.

(e) Right to Substitute or Termination. Notwithstanding any other provision to the contrary contained in this Article XI, in the event that, as a result of a Casualty, Lessee shall reasonably estimate in the exercise of good faith business judgment that the applicable Property cannot be used for the same purpose and substantially with the same utility as before such Casualty (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same), then, subject to the terms and conditions set forth in this subsection (e), Lessee shall have the right, exercisable by written notice given to Lessor no later than thirty (30) days following such Casualty, to either substitute the damaged Property for a Released Property pursuant to Section 14.04 below or to terminate this Lease with respect to such damaged Property (and in connection with such termination, the Base Annual Rental shall be reduced as set forth in Section 11.03(f) below). If Lessee elects to terminate, this Lease shall terminate with respect to such Property as of the last day of the month during which such thirty (30) day period expired. Lessee shall vacate and surrender such Property by such termination date, in accordance with the provisions of this Lease, and all obligations of either party hereunder with respect to such Property shall cease as of the date of termination; provided, however, Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee’s obligations to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. In such event, Lessor may retain all Net Awards related to the Casualty, and Lessee shall immediately pay Lessor an amount equal to the insurance deductible applicable to any Casualty.

(f) Rental. Upon removal of a Property pursuant to Section 11.02 or Section 11.03, the Base Annual Rental shall be reduced by an amount equal to the Lease Rate multiplied by the Net Award.

Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of any Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below, Lessee shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Lessor and Lessee as of the date of such expiration. At the termination of any such Temporary Taking, Lessee will, at its own cost and expense and pursuant to the provisions of Section 7.02, promptly commence and complete restoration of such Property.

Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its discretion shall deem proper.

Section 11.06. Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the related Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 11.07. Lessee Awards and Payments. Notwithstanding any provision contained in this Article XI, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any Lessee’s Personal Property or any other personal property owned by Lessee, any insurance proceeds with respect to Lessee’s Personal Property or any other personal property owned by Lessee, the interruption of its business and moving expenses (subject, however, to the provisions of Section 6.03(a)(iv) above), but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Lessor for the Condemnation or Casualty.

ARTICLE XII

DEFAULT, CONDITIONAL LIMITATIONS,

REMEDIES AND MEASURE OF DAMAGES

Section 12.01. Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):

(a) if any representation or warranty of Lessee set forth in this Lease is false in any material respect when made, or if Lessee renders any statement or account that is false in any material respect when made;

(b) if any Rental due under this Lease is not paid when due; provided, however, in the event that Lessee pays Rental by wire transfer pursuant to Section 4.06 above, any delay in the payment of Rental as a result of a technical error in the wiring and/or automated clearinghouse process shall not constitute an Event of Default hereunder so long as the same is corrected within one (1) Business Day of the date that Lessee receives notice thereof;

(c) if any other Monetary Obligation due under this Lease is not paid within five (5) Business Days following written notice thereof;

(d) except as permitted by Section 8.06, if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against any of the Properties;

(e) if there is an Insolvency Event affecting Lessee;

(f) except as permitted by the provisions of Section 8.01, if Lessee vacates or abandons any Property;

(g) if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, is not willful or intentional, does not place any Property or any rights or property of Lessor in immediate jeopardy, and is within the reasonable power of Lessee to promptly cure, all as determined by Lessor in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)-day period, as determined by Lessor in its reasonable discretion, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30)-day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Lessor. If Lessee shall fail to correct or cure such failure within such ninety (90)-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

(h) if a final, nonappealable judgment is rendered by a court against Lessee which has a Material Adverse Effect, or which does not have a Material Adverse Effect but which is in the amount of $5,000,000 or more, and in either event is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

(i) if Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(j) if the estate or interest of Lessee in any of the Properties shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made; or

(k) if there is an “Event of Default” or other breach or default by Lessee under any of the other Transaction Documents, any Other Agreement or any Other Lease between Lessor and Lessee or their respective Affiliates, after the passage of all applicable notice and cure or grace periods; provided, however, in the event that this Lease has been the subject of a Securitization and any Other Agreement or Other Lease has not been the subject of the same Securitization or any series relating to such Securitization, an “Event of Default” under such Other Agreement or Other Lease shall not constitute an Event of Default under this Lease;

Section 12.02. Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Lessee, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including, without limitation, any one or more of the following:

(a) to terminate this Lease, whereupon Lessee’s right to possession of the Properties shall cease and this Lease, except as to Lessee’s liability, shall be terminated;

(b) to the extent not prohibited by applicable law, to (i) re-enter and take possession of the Properties (or any part thereof), any or all personal property or fixtures of Lessee upon the Properties and, to the extent permissible, all permits and other rights or privileges of Lessee (subject, however, to the rights of any secured parties having priority over Lessor) pertaining to the use and operation of the Properties, and (ii) expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Properties to Lessor, deliver to Lessor or its agents the keys to the Properties, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate;

(c) to bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor and to the extent not prohibited by applicable law, to seize all tangible personal property or fixtures upon the Properties which Lessee owns or in which it has an interest (subject, however, to the rights of any secured parties having priority over Lessor), in which Lessor shall have a landlord’s lien and/or security interest, and to dispose thereof in accordance with the laws prevailing at the time and place of such seizure or to remove all or any portion of such property and cause the same to be stored in a public warehouse or elsewhere at Lessee’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

(d) to relet the Properties or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in it sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Except to the extent required by applicable Law, Lessor shall have no obligation to relet the Properties or any part thereof and shall in no event be liable for refusal or failure to relet the Properties or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise to affect any such liability. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice;

(e) to recover from Lessee all Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(f) to immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all Costs incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein;

(g) to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease or any other Transaction Document or any Other Agreement against any sum owing by Lessee hereunder;

(h) Without limiting the generality of the foregoing or limiting in any way the rights of Lessor under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Lessor shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction (by ex parte motion for appointment without notice) in any action taken by Lessor to enforce its rights and remedies hereunder in order to protect and preserve Lessor’s interest under this Lease or in the Properties and any personal property or fixtures of Lessee, and in connection therewith, LESSEE HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE, AND DURING THE CONTINUANCE, OF AN EVENT OF DEFAULT; and/or

(i) to seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.

Section 12.03. Cumulative Remedies. All powers and remedies given by Section 12.02 to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.

Section 12.04. Lessee Waiver. Lessee hereby expressly waives, for itself and all Persons claiming by, through and under Lessee, including creditors of all kinds, (a) any right and privilege which Lessee has under any present or future Legal Requirements to redeem the Properties or to have a continuance of this Lease for the Lease Term after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement.

Section 12.05. Lessor’s Duty to Mitigate Damages. Without in any way diminishing or impairing Lessor’s remedies hereunder, Lessor hereby agrees to use commercially reasonable efforts to relet any terminated Property after the occurrence of an Event of Default and thereby mitigate the loss or damage which Lessee shall incur hereunder prior to any such termination of this Lease (whether in its entirety or as to any Property); provided, however, that Lessor’s obligation to so mitigate shall be satisfied in full and deemed reasonable if Lessor undertakes to lease any Property to another lessee (“Replacement Lessee”) in accordance with the following criteria: (a) Lessor shall not be obligated to lease any Property to a Replacement Lessee under terms or conditions that are unacceptable to Lessor under Lessor’s then-current leasing policies for comparable space in the same market area as the applicable Property, if any; (b) Lessor shall not be obligated to enter into a lease with any proposed Replacement Lessee which does not have, in Lessor’s reasonable opinion, sufficient financial resources or operating experience to operate any such Property; and (c) Lessor shall not be required to expend any amount of money to alter, remodel or otherwise make any Property suitable for use by a proposed Replacement Lessee unless (i) Lessee pays any such sum to Lessor in advance of Lessor’s execution of a substitute lease with such Replacement Lessee (which payment shall not be in lieu of Rental or any damages or other sums to which Lessor may be entitled as a result of an Event of Default under this Lease); and (ii) Lessor, in Lessor’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

Section 12.06. Forbearance Pending Substitution. Notwithstanding any provision of this Article XII to the contrary, if any Event of Default arises as a result of a default occurring at a single Property and if Lessee promptly proposes to exercise its substitution rights under Section 14.04 in order to replace such Property, then Lessor shall delay the exercise of its remedies under this Section 12 for a reasonable time not to exceed one hundred twenty (120) days in order to allow such substitution to occur in cure of such default.

ARTICLE XIII

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 13.01. No Liens. Lessor’s interest in this Lease and/or the Properties shall not be subordinate to any liens or encumbrances placed upon the Properties by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. NOTICE IS HEREBY GIVEN THAT LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTIES, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.

Section 13.02. Subordination. Subject to the provisions of this Section 13.02, this Lease at all times shall automatically be subordinate to the lien of any and all Mortgages now or hereafter placed upon any of the Properties by Lessor, and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such Mortgages as shall be reasonably requested by Lessor, or any present or proposed Mortgagees; provided, however, that the foregoing subordination provision shall not be effective with respect to any Mortgages that do not contain non-disturbance language and an acknowledgement by said Mortgagee (on its own behalf and on behalf of any purchaser at foreclosure) to the effect that, notwithstanding the existence of such Mortgage or the foreclosure or other exercise of rights under any such Mortgage, Lessee’s possession and occupancy of the Properties and its leasehold estate shall not be disturbed or interfered with nor shall Lessee’s rights and obligations under this Lease (including without limitation, Lessee’s rights to use insurance and condemnation proceeds to repair and rebuild the Properties as contemplated hereby) be altered or adversely affected thereby so long as no Event of Default shall have occurred and be continuing.

Section 13.03. Election To Declare Lease Superior. If any mortgagee, receiver or other secured party elects to have this Lease and the interest of Lessee hereunder, be superior to any Mortgage and evidences such election by notice given to Lessee, then this Lease and the interest of Lessee hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such mortgagee, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such mortgagee, receiver or other secured party.

Section 13.04. Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to any of the Properties, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of Lessor under this Lease which accrue after the date that such Successor Lessor acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.

Section 13.05. Execution of Additional Documents. Although the provisions in this Article XIII shall be self-operative and no future instrument of subordination shall be required, upon request by Lessor or Lessee, each other party shall execute and deliver whatever instruments may be reasonably required for such purposes.

Section 13.06. Notice to Lender. Lessee shall give written notice to any Lender of which Lessee has been notified in writing of any breach or default by Lessor of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto.

ARTICLE XIV

ASSIGNMENT

Section 14.01. Assignment by Lessor. As a material inducement to Lessor’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Lessee hereby agrees that Lessor may, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: (a) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of all, less than all or any portion of the Properties, this Lease or any other Transaction Document, Lessor’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or (b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary) in order to maintain Lessor’s or any of its Affiliates’ status as a REIT. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations, or decrease the rights and entitlements, of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale. Lessor shall reimburse the reasonable third party out-of-pocket costs and expenses incurred by Lessee in connection with this Section 14.01 to the extent that such costs and expenses are in excess of the costs and expenses Lessee may incur in connection with the performance of its obligations under this Lease.

Section 14.02. No Assignment by Lessee.

(a) Lessee acknowledges that Lessor has relied both on the business experience and creditworthiness of Lessee and upon the particular purposes for which Lessee intends to use the Properties in entering into this Lease. Subject to the provisions of Section 14.02(b) below, Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest herein, or any interest in Lessee, whether by operation of law or otherwise, without the prior written consent of Lessor; provided, however, that so long as O’Charley’s Inc. (or any successor thereto) is a U.S. Publicly Traded Entity, any transfer of any outstanding equity interest of Lessee shall not constitute an assignment, transfer, conveyance, pledge or mortgage of this Lease or any interest herein or any interest in Lessee, by operation of law or otherwise. At the time of any assignment of this Lease which is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Lessor. Such assignment of the Properties pursuant to this Section 14.02 shall not relieve Lessee of its obligations respecting this Lease unless otherwise agreed to by Lessor. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.02 shall be voidable at the sole option of Lessor. Any consent to an assignment given by Lessor hereunder shall not be deemed a consent to any subsequent assignment.

(b) Notwithstanding anything to the contrary contained in this Section 14.02 and provided that no Event of Default has occurred and is continuing and provided further that any assignee agrees to assume all of Lessee’s obligations under this Lease, Lessee shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Lessor’s consent to (i) an Affiliate of Lessee, (ii) any entity which purchases or otherwise acquires all or substantially all of the assets or equity interest of Lessee in a bona fide sale for fair market value, or (iii) a Qualified Operator. A “Qualified Operator” shall mean a Person who, following the consummation of the assignment contemplated herein, (A) operates a minimum of three hundred (300) restaurants, two hundred (200) of which consist of a common regional or national restaurant brand, (B) has a CFCCR (defined below) of at least 1.75, (C) generates EBITDA (defined below) of at least $30,000,000 during a trailing twelve (12) month period, (D) has a Lease Adjusted Leverage (defined below) of no more than 4.50; and (E) has a tangible net worth as determined in accordance with GAAP in excess of $150,000,000 (each, a “Permitted Transfer”); provided, however, that Lessee may satisfy the foregoing conditions of a Qualified Operator by providing, or causing to be provided, a guaranty agreement, in form and substance reasonably acceptable to and approved by Lessor, in writing, which guaranty shall be from an entity that meets the requirements of (A), (B), (C), (D) and (E) set forth in this Section 14.02(b). In the event that Lessee effects a Permitted Transfer pursuant to clause (iii), Lessee shall be released from any liability arising under this Lease from and after the date of such assignment. In the event that Lessee effects a Permitted Transfer pursuant to clauses (i) or (ii), Lessee shall not be released from liability under this Lease.

For purposes hereof:

“CFCCR” means with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (1) the sum of Net Income (excluding non-cash income), Depreciation and Amortization, Interest Expense, Operating Lease Expense and non-cash expenses to (2) the sum of Operating Lease Expense, scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases, dividends and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses). For purposes of calculating the CFCCR, the following terms shall be defined as set forth below:

“Capital Lease” shall mean all leases of any property, whether real, personal or mixed, by a Person, which leases would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person. The term “Capital Lease” shall not include any operating lease.

“Debt” shall mean with respect to a Person, and for the period of determination (i) indebtedness for borrowed money, (ii) subject to the limitation set forth in sub-item (iv) below, obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (iv) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, except for guaranty obligations of such Person, which, in conformity with GAAP, are not included on the balance sheet of such Person.

“Depreciation and Amortization” shall mean the depreciation and amortization accruing during any period of determination with respect to a Person, as determined in accordance with GAAP.

“Interest Expense” shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of a Person, as determined in accordance with GAAP.

“Net Income” shall mean with respect to the period of determination, the net income or net loss of a Person. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

“Operating Lease Expense” shall mean the sum of all payments and expenses incurred by a Person under any operating leases during the period of determination, as determined in accordance with GAAP.

“EBITDA” means for the twelve (12) month period ending on the date of determination, the sum of a Person’s net income (loss) for such period plus, in each case to the extent previously deducted in calculating net income (loss): (1) income taxes, (2) principal and interest payments on all of its debt obligations (including any borrowings under short term credit facilities), (3) all non-cash charges including depreciation and amortization, and (4) Non-Recurring Items (defined below).

“EBITDAR” means the sum of a Person’s EBITDA and its total land and building rent for the twelve (12) month period ending on the date of determination.

“Lease Adjusted Leverage” means with respect to a Person, as of any applicable date, the sum of (1) eight (8) times such Person’s total land and building rent for the twelve (12) month period ending on the date of determination, and (2) the total current balance of such Person’s total debt obligations (including any borrowings under short term credit facilities) on such date, divided by EBITDAR.

“Non-Recurring Items” shall mean with respect to a Person, items of the sum (whether positive or negative) of revenue minus expenses that, in the judgment of Lessor, are unusual in nature, occur infrequently and are not representative of the ongoing or future earnings or expenses of such Person.

(c) In connection with an assignment by Lessee pursuant to this Section 14.02, Lessee shall have provided to Lessor, immediately prior to the effective date of such assignment, an officer’s certificate executed by an officer of the assignee certifying the covenant provided in Section 5.10 of this Lease, based upon a list of parties identified by Lessor as holding a ten percent (10%) interest or more in Lessor. Lessor shall provide the written list described in the preceding sentence within five (5) Business Days of written request therefor by Lessee and, in the absence of timely provision of such list, such officer’s certificate shall be based on the latest written list delivered by Lessor to Lessee.

Section 14.03. Subletting. So long as no Event of Default has occurred and is continuing, Lessee may sublet any or all of the Properties provided that (a) Lessee provides written notice thereof to Lessor (accompanied by a copy of the related sublease) at least ten (10) days prior to the date of the related sublease; (b) the related sublease is subject and subordinate to this Lease, does not contain any terms inconsistent with this Lease, and terminates upon the expiration or sooner termination of this Lease (including renewals); (c) Lessee at all times remains liable hereunder irrespective of any such sublease; and (d) any sublet Property may be used as a Permitted Facility or any other retail use so long as the use thereof is otherwise consistent with the terms of this Lease, does not violate any applicable zoning codes, and will not be used for any of the purposes set forth on Schedule 8.02 even if such uses are otherwise permitted under the applicable zoning codes.

Section 14.04. Substitution. Subject to the provisions of this Section 14.04, Lessee shall have the right to substitute like-kind assets for the Properties; provided, however, that (x) Lessee shall not have any such substitution right if the substitution of any Property would cause Lessor to recognize income or gain from a “prohibited transaction” as defined under Section 857(b)(6) of the Code or such substituted like-kind asset is not “real property” under Section 856 of the Code; (y) not more than three (3) of the Properties over the Lease Term shall be substituted; and (z) Lessor has the right to approve or disapprove any proposed substitution;

provided, however, if Lessor disapproves any substitution proposed by Lessee that otherwise meets the criteria and conditions set forth in this Section 14.04, then, within thirty (30) days of receipt of Lessor’s disapproval of the proposed substitution, Lessee has the right, upon written notice to Lessor, to elect to terminate this Lease with respect to such Property, whereupon, (1) Lessee shall have no further obligations hereunder with respect to such Property, expressly excluding, however, Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee’s obligations to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the date of termination, which obligations shall survive termination; and (2) the Base Annual Rental shall be reduced by an amount equal to the Lease Rate multiplied by the lesser of (i) the appraised value of such Property as of the date of its acquisition by                     , or (ii) the appraised value of such Property performed in accordance with the appraisal requirements set forth in Section 14.04(a)(iii) below.

If Lessee elects to conduct a substitution such that another unencumbered property location or locations (each, a “Substitute Property”) is substituted for a Property being released (each, a “Replaced Property”):

(a) The substitution shall comply with the following:

(i) the Substitute Property (A) shall be a Permitted Facility, in good condition and repair, ordinary wear and tear excepted; and (B) shall be made subject to this Lease with no decline in Base Annual Rental or any other Rental due hereunder.

(ii) Lessor shall have received at least thirty-five (35) days’ prior written notice requesting the substitution and identifying the Substitute Property and Replaced Property.

(iii) Lessor shall have received a current appraisal performed by an MAI Appraiser (in form and substance satisfactory in all respects to Lessor) of the Substitute Property prepared within one hundred eighty (180) days prior to the release and substitution date (the “Substitution Date”) showing an appraised value equal to or greater than the appraised value of the Replaced Property.

(iv) If any loan with a mortgagee of Lessor (“Mortgagee”) is part of a Securitization, Lessor shall have received confirmation in writing from the rating agencies to the effect that such release and substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such release and substitution for the securities issued in connection with the Securitization that are then outstanding. Lessor shall use commercially reasonable efforts to obtain the confirmation required by this clause (iv).

(v) Lessor has received evidence that the store-level profitability as set-forth in the operating statements of the Substitute Property is, or is reasonably expected to be, equal to or greater than the store-level profitability of the Replaced Property as set forth in the operating statements for the immediately preceding twelve (12) month period or, if applicable, the pro forma operating statement delivered pursuant to Section 14.04(a)(xi) below.

(vi) Except as described in Section 12.05, no Event of Default shall have occurred and be continuing and Lessee shall be in compliance in all material respects with all terms and conditions set forth in this Lease on Lessee’s part to be observed or performed. Lessor shall have received a certificate from Lessee confirming the foregoing, stating that the representations and warranties of Lessee contained in this Lease are true and correct in all material respects on and as of the Substitution Date (or if untrue, providing details regarding the same), with respect to Lessee, the Properties and the Substitute Property and containing any other representations and warranties with respect to Lessee, the Properties, the Substitute Property as Lessor, Mortgagee and the rating agencies (if a Securitization has occurred), may reasonably require, such certificate to be in form and substance reasonably satisfactory to Lessor, Mortgagee or the rating agencies, as applicable; provided, however, Lessor, Mortgagee or the rating agencies, as applicable, may object to any exceptions as to the representations and warranties set forth in Lessee’s certificate; and provided, further, that Lessor shall provide the necessary disclosures in order to enable Lessee to make the representation contained in Section 5.10.

(vii) Lessor and Mortgagee shall have received preliminary title reports and irrevocable commitments to insure title by means of an ALTA extended coverage owner’s policy and lender’s policy of title insurance, as applicable (or their equivalent in the event such forms are not issued in the jurisdiction where the Substitute Property is located) for the Substitute Property issued by a title company selected by Lessor and committing to insure Lessor’s good and marketable title in the Substitute Property and Mortgagee’s lien encumbering the Substitute Property, subject only to permitted exceptions reasonably acceptable to Lessor and Mortgagee and containing such coverage and endorsements as Lessor and Mortgagee may reasonably require.

(viii) Lessor shall have received a current ALTA survey of the Substitute Property, the form of which shall be reasonably acceptable to Lessor and Mortgagee, and their respective successors and assigns, and sufficient to cause the standard survey exceptions set forth in the title policies referenced above to be deleted.

(ix) Lessor shall have inspected and approved the Substitute Property utilizing Lessor’s site inspection and underwriting approval criteria, including without limitation, completion of such environmental due diligence of the Substitute Property as Lessor deems necessary or advisable in its reasonable discretion, including but not limited to, receiving such environmental reports and/or an environmental insurance policy with respect to the Substitute Property, which in form and substance are acceptable to Lessor in its reasonable discretion. In connection with the foregoing, Lessor, in its reasonable discretion, shall have approved the condition of the Substitute Property, including without limitation, the environmental condition of the Property.

(x) Lessee shall have paid for all of Lessor’s reasonable Costs incurred with respect to such proposed substitution, including, without limitation, Lessor’s third party inspection costs and expenses with respect to the Substitute Property. Lessee shall be solely responsible for the payment of all Costs resulting from such proposed substitution, regardless of whether such substitution is consummated, including, without limitation, the cost of title insurance and endorsements for Lessor, survey charges, stamp taxes, mortgage taxes, transfer fees, escrow and recoding fees, the cost of environmental due diligence undertaken pursuant to this Section 14.04, including, without limitation, the cost of environmental insurance, the cost of legal opinions, the cost of the appraisal required by this Section 14.04, income and transfer taxes imposed on Lessor as a result of such substitution and the reasonable attorneys’ fees and expenses of counsel to Lessee and Lessor. Lessee shall have paid all reasonable costs and expenses of Mortgagee and the rating agencies incurred in connection with the substitution.

(xi) Lessor shall have received annual operating statements, in substantially the same form as provided with respect to the Properties, for the Substitute Property for the most current completed fiscal year and a current operating statement for the Replaced Property, each certified by Lessee to Lessor as being true and correct in all material respects and a certificate from Lessee certifying that, to Lessee’s knowledge, there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements. Notwithstanding the foregoing, in the event that the Substitute Property has recently opened for business at the time of substitution so that a current operating statement is not available, Lessee shall deliver a pro forma operating statement reasonably acceptable to Lessor for such Substitute Property.

(xii) Lessee shall have delivered to Lessor an estoppel certificate in accordance with Section 9.05 of this Lease.

(xiii) Mortgagee shall have received from Lessee subordination agreements substantially in compliance with the provisions of Section 13.02 hereof (or such other form approved by Mortgagee, which approval shall not be unreasonably withheld so long as such form complies with Section 13.02) with respect to this Lease.

(xiv) Lessor shall have received a title policy endorsement or a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot.

(xv) Lessor shall have received a property condition report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste.

(xvi) Lessor shall have received such other approvals, opinions, documents and information in connection with the substitution as reasonably requested by the rating agencies if the loan with Mortgagee is part of a Securitization, or as otherwise reasonably requested by Lessor, any Mortgagee or Lender.

(xvii) Lessee shall deliver, or cause to be delivered, with respect to Lessee and the Substitute Property, such legal opinions as Lessor may reasonably require in form and substance reasonably acceptable to Lessor, limited however, to Lessee and the Substitute Property (but also addressing such matters unique to the Substitute Property as may be reasonably required by Lessor). If any loan made by Mortgagee relating to the Replaced Property is part of a Securitization, such opinions shall include, without limitation, an opinion of counsel to the rating agencies which have issued ratings in connection with such Securitization that the substitution does not constitute a “significant modification” of such loan under Section 1001 of the Code, otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust, or cause any material adverse federal income tax consequences.

(xviii) Lessee shall have executed such documents as may be reasonably required by Lessor as a result of such substitution, including amendments to this Lease and any memorandum of this Lease (the “Substitute Documents”), all of which documents shall be in form and substance reasonably satisfactory to Lessor.

(xix) Lessee shall deliver an officer’s certificate certifying that the requirements set forth in this Section 14.04 have been satisfied.

Upon satisfaction of the foregoing conditions set forth in Section 14.04(a), (i) the Substitute Property shall be deemed substituted for the Replaced Property; (ii) the Substitute Property shall be referred to herein as a “Property” and included within the definition of “Properties”; (iii) the Substitute Documents shall be dated as of the date of the substitution; and (iv) the Released Property shall be released from this Lease and Lessor shall convey the Replaced Property to Lessee or a designee of Lessee “as is” by special warranty deed, subject to the Permitted Encumbrances (excluding any mortgage corresponding to the Replaced Property and any other consensual liens granted by Lessor, except for those granted by Lessor at the request of Lessee), and without representation or warranty except for those contained in such special warranty deed.

ARTICLE XV

NOTICES

Section 15.01. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) facsimile transmission, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by facsimile transmission; provided, however, that any notice sent by facsimile transmission shall not be effective unless such notice is contemporaneously sent by reputable express overnight delivery service. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

If to Lessee:	O’Charley’s Inc. 3038 Sidco Drive Nashville, TN 37204 Attn: Legal Facsimile: (615) 782-5032 Email: realestate@ocharleys.com

With a copy to:	Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, TN 37201 Attn: D. Mark Sheets Facsimile: (615) 742-2758 Email: msheets@bassberry.com

If to Lessor:

Attn: Facsimile: Email:

With a copy to:

Attention: Facsimile: Email:

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

ARTICLE XVI

Section 16.01. Intentionally Deleted.

ARTICLE XVII

MISCELLANEOUS

Section 17.01. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rental and other Monetary Obligations to be paid hereunder.

Section 17.02. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Properties by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of any of the Properties or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Properties or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.03. Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 17.04. Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:

(a) Lessor and Lessee intend that (i) this Lease constitutes an unseverable, unitary and single lease of all, but not less than all, of the Properties, and, if at any time this Lease covers other real property in addition to the Properties, neither this Lease, nor Lessee’s obligations or rights hereunder may be allocated or otherwise divided among such properties by Lessee; (ii) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (iii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.

(b) Lessor and Lessee covenant and agree that: (i) except as may otherwise be required as a result of changes in GAAP subsequent to the Effective Date, each will treat this Lease as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended, and as a true lease for state law reporting purposes and for federal income tax purposes; (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 17.04; (iii) with respect to the Properties, the Lease Term (including any Extension Term) is less than eighty percent (80%) of the estimated remaining economic life of the Properties; and (iv) the Base Annual Rental is the fair market value for the use of the Properties and was agreed to by Lessor and Lessee on that basis, and the execution and delivery of, and the performance by Lessee of its obligations under, this Lease do not constitute a transfer of all or any part of the Properties.

(c) Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and as a master lease of all of the

Properties. Lessee stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Properties as a true lease and/or as a single, unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Properties; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 17.04.

Section 17.05. Disclosure. The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.

Section 17.06. Bankruptcy. As a material inducement to Lessor executing this Lease, Lessee acknowledges and agrees that Lessor is relying upon (a) the financial condition and specific operating experience of Lessee and Lessee’s obligation to use the Properties as Permitted Facilities; (b) Lessee’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Lessee; and (c) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Lessee, or this Lease being rejected within such sixty (60)-day period and the Properties surrendered to Lessor. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Lessee hereby agrees that: (i) all obligations that accrue under this Lease (including the obligation to pay Rentals), from and after an Insolvency Event shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Lessor; (ii) any and all Rentals that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rentals, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after an Insolvency Event; (iii) any extension of the time period within which Lessee may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Lessor; (iv) any time period designated as the period within which Lessee must cure all defaults and compensate Lessor for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Lessor; (v) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Lessor shall be harmful and prejudicial to Lessor; (vi) any proposed assignment of this Lease shall be harmful and prejudicial to Lessor if made to an assignee that does not possess financial condition adequate to operate Permitted Facilities upon the Properties or operating performance and experience characteristics satisfactory to Lessor equal to or better than the financial condition, operating performance and experience of Lessee as of the Effective Date; and (vii) the rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Lessee stipulates that such automatic stay shall be lifted immediately and possession of the Properties will be delivered to Lessor immediately without the necessity of any further action by Lessor. No provision of this Lease shall be deemed a waiver of Lessor’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Lessee’s obligations under this Lease, or to regain possession of the Properties as a result of the failure of Lessee to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all amounts payable by Lessee to or on behalf of Lessor under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the

Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Lessor and Lessee upon an Insolvency Event, the term “Lessee” shall include Lessee’s successor in bankruptcy, whether a trustee, Lessee as debtor in possession or other responsible person.

Section 17.07. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover from the other party all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, upon a default hereunder by either party, the non-defaulting party shall, upon demand, be entitled to all reasonable attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Section 17.08. Memoranda of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor’s standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Properties, the Lease Term, but omitting Rentals and such other terms of this Lease as Lessor may not desire to disclose to the public. Further, upon Lessor’s request, Lessee agrees to execute and acknowledge a termination of lease and/or quitclaim deed in recordable form upon the expiration or sooner termination of the Lease Term.

Section 17.09. No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Properties. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

Section 17.10. Waiver of Jury Trial and Certain Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE’S USE OR OCCUPANCY OF THE PROPERTIES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSEE AND LESSOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LESSOR, THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF SUCH PARTY OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSEE AND LESSOR OF ANY RIGHT EACH MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 17.11. Securitizations. As a material inducement to Lessor’s willingness to enter into the Transactions contemplated by this Lease and the other Transaction Documents, Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) (i) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 14.01 of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”). Lessee shall cooperate fully with Lessor and any Affected Party with respect to all reasonable requests and due diligence procedures and to use reasonable efforts to facilitate such Securitization, including, without limitation, providing for inclusion in any prospectus or other Securities offering material such documents, financial and other data, and other information and materials which would customarily be required with respect to Lessee by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Securitization, and Lessee shall indemnify and hold harmless Lessor for any and all Losses arising under the Securities Act or the Exchange Act in connection with any material misstatement contained in such information provided in writing (including, without limitation, electronically) by Lessee or its officers, managers, members, employees, or agents, or any omission of a material fact by Lessee or its officers, managers, members, employees, or agents, the inclusion of which was necessary to make such written information not misleading, unless such material misstatement or omission is caused by Lessor or its directors, officers, managers, members, shareholders, employees, or agents. Lessee shall deliver to Lessor, any Affected Party and to any Person designated by Lessor, such statements and audit letters of reputable, independent certified public accountants pertaining to the written information provided by Lessee pursuant to this Section as shall be requested by Lessor or such Affected Party, as the case may be. Lessee also shall deliver to Lessor, any Affected Party and to any Person designated by Lessor or any Affected Party, such opinions of counsel (including, without limitation, local counsel opinions), appraisals, environmental reports and zoning letters, or updates of any of the foregoing, as are customarily delivered in connection with Securitizations or as may be required by any rating agency in connection with any Securitization. Lessor shall reimburse the reasonable third party out-of-pocket costs and expenses incurred by Lessee in connection with this Section 17.11 to the extent that such costs and expenses are in excess of the costs and expenses Lessee may incur in connection with the performance of its obligations under this Lease.

Section 17.12. State-Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit D shall be deemed a part of and included within the terms and conditions of this Lease.

Section 17.13. Time Is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.

Section 17.14. Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.

Section 17.15. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

Section 17.16. Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 17.17. Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

Section 17.18. Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

Section 17.19. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of any party to commence any proceeding in the federal or state courts located in the states where the Properties are located to the extent such party deems such proceeding necessary or advisable to exercise remedies available under this Lease. This Lease shall be governed by, and construed with, the laws of the applicable state or states in which the Properties are located, without giving effect to any state’s conflict of laws principles.

Section 17.20. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

Section 17.21. Confidentiality. Notwithstanding any provision of this Lease to the contrary, Lessor hereby agrees that it will hold and keep confidential, and shall not disclose to any other Person, any information provided by Lessee to Lessor which is marked “Confidential”, which Lessee advises is confidential to Lessor in writing, or which Lessor otherwise reasonably knows has not been publicly disclosed (“Confidential Information”). Confidential Information shall not include information which (a) is already known to Lessor prior to receipt as evidenced by prior documentation thereof or has been independently developed by Lessor on a non-confidential basis; (b) is or becomes generally available to the public other than as a result of an improper disclosure by Lessor or its representatives; (c) becomes available to Lessor on a non-confidential basis from a source other than Lessee or any of its representatives, provided that such source is not, to Lessor’s knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of a confidentiality to Lessee with respect to such information, or (d) is disclosed pursuant to a requirement of a court, administrative agency or other regulation or governmental body or is disclosed pursuant to applicable law, rule or regulation. Notwithstanding the foregoing, Lessor may, without the written consent of Lessee, disclose any Confidential Information to (i) members, managers, officers, directors, employees and legal representatives of Lessor and its Affiliates who need to know such Confidential Information; (ii) a Lender or Mortgagee of Lessor and its Affiliates in connection with any financings or refinancings involving the Properties, Lessor and/or its Affiliates; (iii) auditors or accountants of Lessor and its Affiliates as may be required in connection with any audit or other review of the books or records of any such Person; (iv) any Mortgagee, trustee or rating agency in connection with a Securitization; (v) such other Persons as may be required by law, government regulation or order, subpoena or any other legal, administrative or legislative process; and (vi) such other Persons as Lessor may reasonably request, provided that such Person is informed as to the confidential nature of such information and agrees to keep such information confidential. Notwithstanding the foregoing, Lessor agrees to be liable for any disclosure of Confidential Information in violation of this Section by any Person to whom such information is disclosed pursuant to this Section.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR: , a limited liability company

By:

Printed Name:

Title:

LESSEE: O’CHARLEY’S INC., a Tennessee corporation

By:

Printed Name:

Title:

EXHIBITS

Exhibit A:	Defined Terms

Exhibit B:	Legal Descriptions and Street Addresses of Properties

Exhibit C:	Authorization Agreement – Pre-Arranged Payments

Exhibit D:	State-Specific Provisions

Schedule 1.06:	Rental Adjustments and Adjustment Dates

Schedule 8.01:	Prohibited “Go Dark” Properties

Schedule 8.02:	Prohibited Uses

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Additional Rental” has the meaning set forth in Section 4.04.

“Adjustment Date” has the meaning set forth in Section 1.07.

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Base Annual Rental” means $            .

“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Properties or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Confidential Information” has the meaning set forth in Section 17.21.

“Costs” means all reasonable, direct, out-of-pocket costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means 18% per annum or the highest rate permitted by law, whichever is less.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Properties.

“Environmental Liens” has the meaning set forth in Section 8.04(a)(ii).

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” has the meaning set forth in Section 6.01(a).

“Existing Environmental Reports” means all Phase I, Phase II and other environmental reports delivered to Lessor by or on behalf of Lessee prior to the Effective Date.

“Expiration Date” has the meaning set forth in Section 3.01.

“Extension Option” has the meaning set forth in Section 3.02.

“Extension Term” has the meaning set forth in Section 3.02.

“First Adjustment Period” has the meaning set forth on Schedule 1.06 attached hereto.

“Five-Year CPI Increase” means, with respect to the applicable Adjustment Date occurring during the Second Adjustment Period, as set forth on Schedule 1.06 attached hereto, the percentage increase in the Current Index Number (as described below) over the Base Index Number (as described below), with the “Current Index Number” being the Price Index released during the month of October that immediately precedes such Adjustment Date and the “Base Index Number” being the corresponding Price Index number released during the month of October immediately preceding the prior Adjustment Date. By way of example, the Five-Year CPI Increase with respect to the Adjustment Date of November 1, 2021 shall be the percentage increase in the September, 2021 Current Index Number over the September, 2016 Base Index Number, recognizing that the Bureau of Labor Statistics releases September’s increase in the middle of October.

“FMV Base Annual Rental” has the meaning set forth in Section 4.03(b).

“FMV Reset” has the meaning set forth in Section 4.03(a).

“Force Majeure Event” has the meaning set forth in Section 17.01.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to any of the Properties or to Persons on or about any of the Properties, cause any of the Properties to be in violation of any Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental Law, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) USTs; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority pursuant to applicable Environmental Law.

“Indemnified Parties” means Lessor, Lender and Mortgagee, and each of their respective members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Insurance Premiums” shall have the meaning in Section 6.04.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Rate” means a percentage equal to (a) the then-current Base Monthly Rental multiplied by twelve (12), divided by (b) the aggregate purchase price of all of the Properties paid by Lessor (or Lessor’s predecessor-in-interest).

“Lease Term” shall have the meaning described in Section 3.01.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and Permitted Encumbrances which may be applicable to Lessee or to any of the Properties, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Properties, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Properties.

“Lender” means any lender in connection with any loan secured by Lessor’s interest in any or all of the Properties, and any servicer of any loan secured by Lessor’s interest in any or all of the Properties.

“Lessee Entity” or “Lessee Entities” means individually or collectively, as the context may require, Lessee and all Affiliates thereof.

“Lessee’s Personal Property” shall have the meaning set forth in Section 7.03.

“Lessor Entity” or “Lessor Entities” means individually or collectively, as the context may require, Lessor and all Affiliates of Lessor.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value (to the extent such diminution in value results from the action or omission resulting in any such Loss), fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense); provided, however, that in no event shall Losses include special, punitive, indirect or consequential damages.

“MAI Appraisers” has the meaning set forth in Section 4.03(b).

“Material Adverse Effect” means a material adverse effect on (a) any of the Properties, including, without limitation, the operation of any of the Properties as Permitted Facilities and/or the value of any of the Properties; (b) the contemplated business, condition, worth or operations of any Lessee Entity; (c) Lessee’s ability to perform its obligations under this Lease; or (d) Lessor’s interests in any of the Properties, this Lease or the other Transaction Documents.

“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.

“Mortgagee” has the meaning set forth in Section 14.04(a)(iv).

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to any or all of the Properties, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“One-Year CPI Increase” means, with respect to the applicable Adjustment Date occurring during the First Adjustment Period, as set forth on Schedule 1.06 attached hereto, the percentage increase in the Current Index Number (as described below) over the Base Index Number (as described below), with the “Current Index Number” being the Price Index released during the month of October that immediately precedes such Adjustment Date and the “Base Index Number” being the corresponding Price Index number released during the month of October for the prior year. By way of example, the One-Year CPI Increase with respect to the Adjustment Date of November 1, 2012 shall be the percentage increase in the September, 2012 Current Index Number over the September, 2011 Base Index Number, recognizing that the Bureau of Labor Statistics releases September’s increases in the middle of October.

“Other Agreements” means, collectively, all agreements and instruments now or hereafter entered into between, among or by (a) any of the Lessee Entities; and, or for the benefit of, (b) any of the Lessor Entities, including, without limitation, leases, promissory notes and guaranties, but excluding this Lease, Other Leases and all other Transaction Documents.

“Other Leases” means, collectively, the four (4) master lease agreements dated October 17, 2011, entered into by and between (a)                     , as lessor thereunder; and (b) O’Charley’s Inc., as lessee thereunder, as the same may be amended from time to time, but excluding this Lease.

“Partial Condemnation” has the meaning set forth in Section 11.03.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the states where the Properties are located.

“Permitted Encumbrances” has the meaning set forth in Section 7.05.

“Permitted Facility” or “Permitted Facilities” means an O’Charley’s restaurant or any other restaurant concept, all related purposes such as ingress, egress and parking, and uses incidental thereto.

“Permitted Transfer” has the meaning set forth in Section 14.02(b).

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Price Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982 - 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Price Index ceases to be published, its successor index measuring cost of living as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Lessor and Lessee in order to carry out the intent of Section 4.02. In the event there is no successor index measuring cost of living, Lessor shall reasonably select an alternative price index measuring cost of living that will constitute a reasonable substitute for the Price Index.

“Property” or “Properties” means those parcels of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate) (or any substitute properties pursuant to Section 14.04).

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated as of the date hereof between Lessor and Seller with respect to the Properties.

“Qualified Operator” has the meaning set forth in Section 14.02(b).

“Real Estate Taxes” has the meaning set forth in Section 6.04.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs, all to the extent the foregoing are required by applicable Environmental Law or Governmental Authority.

“Rental” means, collectively, the Base Annual Rental and the Additional Rental.

“Rental Adjustment” means (a) on each Adjustment Date during the first five (5) years of the Lease Term, an amount equal to the lesser of (i) 1.50% of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date, and (ii) 1.25 multiplied by the product of (A) the then-applicable One-Year CPI Increase; and (B) the then current Base Annual Rental; and (b) subject to Section 4.03, on each Adjustment Date thereafter, an amount equal to the lesser of (i) 8% of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date, and (ii) 1.25 multiplied by the product of (A) the then-applicable Five-Year CPI Increase and (B) the then current Base Annual Rental.

“Replaced Property” has the meaning set forth in Section 14.04.

“Replacement Lessee” has the meaning set forth in Section 12.05.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of any of the Properties by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Reserve” has the meaning set forth in Section 6.04.

“Restaurant Equipment Package” has the meaning set forth in Section 7.03.

“Second Adjustment Period” has the meaning set forth on Schedule 1.06 attached hereto.

“Securities” has the meaning set forth in Section 17.11.

“Securities Act” means of the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 17.11.

“Seller” means the Seller of the Properties, as identified in the Purchase and Sale Agreement.

“Substitute Documents” has the meaning set forth in Section 14.04(a)(xviii).

“Substitute Property” has the meaning set forth in Section 14.04.

“Substitution Date” has the meaning set forth in Section 14.04(a)(iii).

“Successor Lessor” has the meaning set forth in Section 13.04.

“Taking” means (a) any taking or damaging of all or a portion of the Properties (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Properties.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.

“Total Condemnation” has the meaning set forth in Section 11.02.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease, the Purchase and Sale Agreement and all documents related thereto.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

EXHIBIT B

LEGAL DESCRIPTIONS AND

STREET ADDRESSES OF THE PROPERTIES

Street Addresses: See attached.

Legal Descriptions: See attached.

B-1

EXHIBIT C

FORM OF

AUTHORIZATION AGREEMENT – PRE-ARRANGED PAYMENTS

AUTHORIZATION AGREEMENT
PRE-ARRANGED PAYMENTS

Reference Number

I (We) (Tenant) authorize [                            ], (Servicer) to initiate entries identified below as required. Tenant further authorizes the bank below to post such entries to the identified checking account beginning with the payment draft date of         /    /        . A minimum of thirty (30) days advance notice is required to process first payment by ACH.

Bank Name	Branch

City	State	Zip

— — — — — — — — — — — — — — — — — — — — — — — —

***Transit - ABA	Account Number Information

ACCOUNT TYPE*** Please specify checking or savings account (C/S)
PLEASE FILL IN BANK INFORMATION CAREFULLY
ATTACH VOIDED CHECK FOR ACCOUNT VERIFICATION

Automatic debits will be made on the payment due date established by the relevant lease documents, or the next subsequent business day if such date is not a business day. This authority may be terminated upon thirty days prior written notification from the Tenant to the servicer. Tenant has the right to stop payment of any entry by notification to the bank prior to the scheduled debit date. If an erroneous entry is initiated by the servicer to the Tenant’s account, Tenant shall have the right to have the amount of such entry reversed by the bank. To initiate a reversal, the Tenant must notify the bank in writing that an error has occurred and request a reversal. Such notice must be within 15 calendar days after the Tenant receives the statement of account or other written notice from the bank identifying the error. Tenant hereby authorizes the servicer to impose a $60.00 returned item processing fee, subject to change, via ACH debit against the above-referenced account of the Tenant if a non sufficient funds or stop payment item is charged against the servicer’s account.

Tenant	Tax Identification
Name(s)	Number

Date

Print Authorized Name

Authorized Signature

Print Authorized Name

Authorized Signature

Contact Phone Number	Fax Number

Email Address:

Return Original to:	[ ]
Attn: [ ]
[ ]
[ ]
Fax Number:[ ]

C-1

EXHIBIT D

STATE-SPECIFIC PROVISIONS

D-1

SCHEDULE 1.06

RENTAL ADJUSTMENTS AND ADJUSTMENT DATES

Adjustment Date	Rental Adjustment

First Adjustment Period

November 1, 2012	Lesser of (a) 1.50% and (b) 1.25 times the then-applicable One-Year CPI Increase
November 1, 2013	Lesser of (a) 1.50% and (b) 1.25 times the then-applicable One-Year CPI Increase
November 1, 2014	Lesser of (a) 1.50% and (b) 1.25 times the then-applicable One-Year CPI Increase
November 1, 2015	Lesser of (a) 1.50% and (b) 1.25 times the then-applicable One-Year CPI Increase
November 1, 2016	Lesser of (a) 1.50% and (b) 1.25 times the then-applicable One-Year CPI Increase
November 1, 2017	None
November 1, 2018	None
November 1, 2019	None
November 1, 2020	None

Second Adjustment Period

November 1, 2021	Lesser of (a) 8% and (b) 1.25 times the then-applicable Five-Year CPI Increase
November 1, 2022	None
November 1, 2023	None
November 1, 2024	None
November 1, 2025	None
November 1, 2026	Lesser of (a) 8% and (b) 1.25 times the then-applicable Five-Year CPI Increase
November 1, 2027	None
November 1, 2028	None
November 1, 2029	None
November 1, 2030	None
November 1, 2031*	Adjusted to FMV Base Annual Rental pursuant to Section 4.03
November 1, 2032	None
November 1, 2033	None
November 1, 2034	None
November 1, 2035	None
November 1, 2036*	Lesser of (a) 8% and (b) 1.25 times the then-applicable Five-Year CPI Increase
November 1, 2037	None
November 1, 2038	None
November 1, 2039	None
November 1, 2040	None
November 1, 2041*	Lesser of (a) 8% and (b) 1.25 times the then-applicable Five-Year CPI Increase

S-1.06-1

November 1, 2042	None
November 1, 2043	None
November 1, 2044	None
November 1, 2045	None
November 1, 2046*	Lesser of (a) 8% and (b) 1.25 times the then-applicable Five-Year CPI Increase
November 1, 2047	None
November 1, 2048	None
November 1, 2049	None
November 1, 2050	None
November 1, 2051	N/A (Lease expires 10/31/51)

*	Assumes Lease is extended

S-1.06-2

SCHEDULE 8.01

PROHIBITED “GO DARK” PROPERTIES

S-8.01-1

SCHEDULE 8.02

PROHIBITED USES

1. Adult bookstore, video store or other establishment engaged in the business of selling, renting, exhibiting or delivering pornographic or obscene materials, except that this provision shall not prohibit (a) book stores that are not perceived to be and do not hold themselves out as an “adult book store” and are primarily engaged in the sale of general audience books notwithstanding the incidental concurrent sale of books. magazines and/or periodicals that may contain pornographic materials, or (b) video stores primarily selling or renting video media that on the date of this Lease would be “G” “PG-13” or “R” rated (or an equivalent rating under any rating system that hereafter replaces the current system and is in general use), notwithstanding the incidental concurrent rental of “X-rated” or “Not Rated” video media solely for off premises viewing and without means of on premises review in connection with its selection; provided that such bookstore or video store does not engage in any promotion, advertising, depiction or description of any aspect of the X-rated or Not Rated” material of any kind, that the sale or rental thereof is not from any special or segregated section of the store, and that the sale or rental of such material to minors is prohibited;

2. So-called “head shops” or other establishments primarily engaged in the sale of merchandise that facilitates enhances, promotes or encourages the use of illegal drugs;

3. Off-track betting parlor;

4. Pawn shop;

5. “Second hand,” “slightly used” or other businesses or activities primarily engaged in the sale of used merchandise;

6. Junk yard or flea market;

7. Stockyard or recycling facility;

8. Motor vehicle or boat storage facility;

9. Billiard parlor;

10. Dry cleaning or laundry plant (which shall not preclude a dry cleaning or laundry business);

11. Living quarters, sleeping apartments, or lodging rooms;

12. Mortuary;

13. Industrial or manufacturing uses; or

14. Refining, quarrying or mining operations of any kind.

Schedule to Exhibit 10.2

The following Master Lease Agreements are substantially identical in all material respects to the Form of Master Lease Agreement shown here except as to the parties thereto. These documents are not filed as separate documents in accordance with Instruction 2 to Item 601 of Regulation S-K.

Master Lease Agreement by and between STORE Master Funding I, LLC, as Lessor, and O’Charley’s Inc., as Lessee, dated as of October 17, 2011.

Master Lease Agreement by and between STORE Master Funding I, LLC, as Lessor, and O’Charley’s Inc., as Lessee, dated as of October 17, 2011.

Master Lease Agreement by and between STORE Capital Acquisitions, LLC, as Lessor, and O’Charley’s Inc., as Lessee, dated as of October 17, 2011.

Master Lease Agreement by and between STORE Capital Acquisitions, LLC, as Lessor, and O’Charley’s Inc., as Lessee, dated as of October 17, 2011.

Master Lease Agreement by and between STORE SPE O’Charley’s, LLC, as Lessor, and O’Charley’s Inc., as Lessee, dated as of October 17, 2011.